Exhibit 3.14

ARTICLES OF INCORPORATION

OF

AMERICAN LIMOUSINE SERVICE, INC.

The undersigned, who is a citizen of the United States, desiring to form a corporation for profit, in accordance with Chapter 1701, Ohio Revised Code, does hereby state the following:

FIRST:	The name of the said corporation shall be AMERICAN LIMOUSINE SERVICE, INC.

SECOND:	The place in Ohio where its principal office is to be located is Columbus, Franklin County, Ohio.

THIRD:

The purposes for which the said corporation is organized shall be:

Generally, consistent with the provisions of §1741.04(A)(3) of the Ohio Revised Code, to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.

FOURTH:	The corporation by action of its Board of Directors may, at any time and from time to time, purchase or redeem shares of any class issued by it, to the extent of its surplus, to the extent permitted by law.

FIFTH:	The number of shares of stock which the said corporation is authorized to have outstanding is One Hundred (100) shares all of which shall be common shares without par value.

SIXTH:	The amount of stated capital with which the corporation shall begin business is not less than Five Hundred Dollars ($500.00).

SEVENTH:	The Board of Directors is hereby authorized to fix and determine, and to vary, the amount of working capital of the corporation to determine whether any, and, if any, what part of the surplus, however created or arising, shall be used or disposed of, or declared in dividends, or paid to shareholders, and without action by the shareholders, to use and apply such surplus, or any part thereof, or such part of the stated capital of the corporation as is permitted under the provisions of §1701.35 of the Ohio Revised Code, or any statute of like tenor or effect which is hereinafter enacted, at any time or from time to time, in the purchase or acquisition of shares of any class, voting-trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness of the corporation, or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient.

EIGHTH:	Every statute of the State of Ohio hereafter enacted, whereby the rights or privileges of shareholders of a corporation organized under the General Corporation law of said state are increased, diminished, or in any way affected, or whereby effect is given to any action authorized, ratified, or approved by less than all the shareholders of any such corporation, shall apply to the corporation and shall be binding upon every shareholder thereof to the same extent as if such statute had been in force at the date of the filing of these Articles of Incorporation.

NINTH:	A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent, or otherwise. No transaction or contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any firm of which any director or officer is a shareholder, director, or trustee, or any trust of which any director or officer is a trustee or beneficiary, is in any way interested in such transaction or contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction or contract or act of the corporation or for any gains or profits directly or indirectly realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, director, or trustee, or any trust of which he is a trustee or beneficiary, is interested in said transaction, contract or act; provided the fact that such director or officer of such firm or such corporation or such trust is so interested shall have been disclosed or shall have been known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors which shall authorize or take action in respect to any such contract or transaction or act, and may vote thereat to authorize, ratify, or approve any such contract or transaction or act with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a shareholder, director, or trustee, or any trust of which he is a trustee or beneficiary, were not interested in such transaction or contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, then notwithstanding any statute or rule of law or of equity to the contrary (if any there be), his good faith shall be presumed, in the absence of proof to the contrary by clear and convincing evidence.

TENTH:	Every person who is a director, officer, or employee of the corporation or a former director, officer or employee of the corporation, or a person who is serving or has served at the request of the corporation as a director, officer, or employee of another corporation is hereby indemnified against expenses, judgments, decrees, fines, penalties or amounts paid in settlement in connection with the defense of any pending or threatened action, suit or proceeding, criminal or civil, to which he is or may be made a party by reason of being or having been such director, officer, or employee, provided he is determined by the directors of the corporation acting at a meeting at which a quorum consisting of directors who are not parties to or threatened with any such action, suit or proceeding is present (a) not to have been negligent or guilty of misconduct in the performance of his duty to the corporation of which he is such director, officer or employee; (b) to have acted in good faith in what he reasonably believed to be the best interest of such corporation; and (c) in any matter the subject of a criminal action, suit or proceeding, to have had no reasonable cause to believe that his conduct was unlawful; provided, however, no director who is a party to or threatened with any such action, suit or proceeding shall be qualified to vote on such matter. Alternately, such determinations may be made (a) by a court of competent jurisdiction, (b) by the shareholders of the corporation at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of voting power of the corporation on such proposal or (c) adopted by the shareholders of the corporation without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on such proposal.

Such indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled including, without limiting the generality of the foregoing, any insurance purchased by the corporation.

ELEVENTH:	Notwithstanding any provision of any statute of the State of Ohio, now or hereafter in force, requiring for any purpose the vote of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, any action, unless otherwise expressly required by statute, may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes.

IN WITNESS WHEREOF, I have hereunto set my hand this 19th day of May, 1987.

Michael R. Becker